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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              FLANDERS CORPORATION

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                                (Name of Issuer)
                          Common Stock, $.001 par value

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                         (Title of Class of Securities)
                                    338494107

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                                 (CUSIP Number)

                                November 14, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[]     Rule 13d-1(b)
[X]    Rule 13d-1(c)
[]     Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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
CUSIP No.:  338494107

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            1.        Names of Reporting Persons.
                      I.R.S. Identification Nos. of above persons (entities only).
                      Thomas T. Allan (###-##-####)

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            2.
                      Check the Appropriate Box if a Member of a Group (See Instructions)

                      (a)

                      (b)

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                      SEC Use Only
            3.
                      ..............................................................................

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                      Citizenship or Place of Organization
            4.        United States

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                                     5.                    Sole Voting Power
                                                           1,578,815
Number of
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Shares                               6.                    Shared Voting Power
Beneficially                                               11,417*
Owned by
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Each Reporting                       7.                    Sole Dispositive Power
Person With                                                1,578,815

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                                     8.                    Shared Dispositive Power
                                                           11,417*

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            9.        Aggregate Amount Beneficially Owned by Each Reporting Person
                      1,590,232*

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            10.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
                      Instructions)
                      [ ]

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            11.       Percent of Class Represented by Amount in Row (11)
                      6.5% based on 24,353,000 shares outstanding on March 26, 2001.

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            12.       Type of Reporting Person (See Instructions)
                      IN

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* Includes 11,417 shares indirectly held by reporting person through spouse.
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

ITEM 1.
                            Name of Issuer:
              (a)           Flanders Corporation
                            Address Of Issuer's Principal Executive Offices:
              (b)           531 Flanders Filters Road
                            Washington, NC  27889


ITEM 2.


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                            Name of Person Filing
              (a)           Thomas T. Allan
                            Address of Principal Business Office or, if none, Residence
              (b)           Colthurst Meadow
                            3114 Barracks Road
                            Charlottesville, VA  22901
                            Citizenship
              (c)           United States
                            Title of Class of Securities
              (d)           Common Stock, $.001 par value
                            CUSIP Number
              (e)           338494107



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

              (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
              78c).

              (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

              (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

              (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

              (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.       OWNERSHIP.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a) Amount beneficially owned: 1,590,232 (which includes 11,417 shares (a) indirectly held by reporting person through spouse).

              (b)           Percent of class: 6.5%

              (c)           Number of shares as to which the person has:


                            (i)        Sole power to vote or to direct the vote:
                                       1,578,815.

                            (ii) Shared power to vote or to direct the vote: 11,417.

                            (iii) Sole power to dispose or to direct the disposition of:


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                                       1,578,815.
                            (iv) Shared power to dispose or to direct the disposition of: 11,417.
Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
Not applicable.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not applicable.


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not applicable.


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP
Not applicable.


ITEM 10.      CERTIFICATION
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         Date:  March 26, 2001

                                         /s/ Thomas T. Allan

                                         --------------------------------
                                         Thomas T. Allan